Exhibit 99.1

The B2 Fighting Series Heads into the Metaverse for a Hard-Hitting Fight Night at B2FS 153 in Decentraland on Saturday March 26

B2FS 153 to Launch the B2 Metaverse Strategy with Live Event Coverage, Digital Goods, Fight Clip NFTs, and other High-Impact Strategies

TAMPA, FL, March 24, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series (“B2FS”) is heading into Decentraland for its first-ever live MMA event hosted in the metaverse.

What: B2 Fighting Series 153, Amateur and Professional LIVE MMA
Where (IRL): Dothan City Civic Center in Dothan, Alabama
Where (Virtual): The Aquarium Casino, Vegas City District, Decentraland (-140, 127)
When: Saturday, March 26. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Physical seats have nearly sold out for live attendance in Dothan, but tickets can still be purchased at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV. Virtual attendance is unlimited at The Aquarium Casino (theaquariumcasino.com).

In addition, because the event is taking place at a casino in the metaverse, fans attending virtually will be able to engage in live “free play” casino gaming activities.

B2 matchmaker Brandon ‘Hardrock’ Higdon stated, “The B2FS 153 fight card presents a number of fascinating matchups that should set the stage for explosive action on Saturday night for live, PPV, and metaverse crowds alike. The Main Event will feature PFL veteran fighter Nathan “Nasty” Williams in search of his 14th pro win as he squares off against Bellator warrior Chuka “The Lion King” Willis, who is looking for pro victory number 11.”

“Fans should also watch out for undefeated David Clark in a tough matchup against Olympian Trevor Jacob, and Tim Hester making his long-awaited pro debut versus an always game Rae Thomas,” continued Higdon. “We will also see several intriguing amateur matchups, including the B2FS Flyweight title bout between current champ Sam Thompson (4-2-0) and #1 contender Stephen “Big Dreamin” Owens (8-1-0). From top to bottom, this card is stacked.”

B2FS 153 is being hosted and promoted in the metaverse in partnership with Metaskins Studios (“Metaskins”). In addition to driving access to a massive untapped audience of digitally native fans through its Decentraland networks and metaverse-centered promotional strategies, Metaskins has also created a line of custom digital accessories associated with the B2 Fighting Series brand (“NFT Wearables”) to help promote the brand in the metaverse and generate new scalable revenue streams.

The first B2 NFT wearable – to be introduced this Saturday – will be a digital “B2 Fighter” avatar body design available for both male and female avatars. The highly differentiated B2 Fighter avatar body will carry the B2 logo on the front and Aquarium Casino branding on the back to advertise the partnership between B2 Digital and The Aquarium Casino.

The B2 Fighter full-body wearable NFT will be sold for 6 MANA (approximately USD $15) and will be available at multiple locations, including inside The Aquarium Casino, at the official Metaskins store (38, -2), and at the Decentraland marketplace.

“We have a spectacular fight card lined up to kick off our metaverse strategy, with live virtual event coverage, NFT collectibles, and live gambling,” noted Greg P. Bell, CEO and Founder of B2 Digital. “The fighters know what’s at stake. This is a bigger stage, and a riveting highlight moment will carry the potential to be immortalized as a viral NFT clip that could also mean a quicker route to UFC attention. In concert with Metaskins promotional work and facilitation, we look forward to a fireworks show on Saturday that will stretch all the way from Dothan to Vegas City.”

1

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:

Twitter: @B2digitalOTC

Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League

www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

2